Apogee Enterprises Announces CEO Transition October 31, 2025 MINNEAPOLIS--(BUSINESS WIRE)--Oct. 31, 2025-- Apogee Enterprises, Inc. (Nasdaq: APOG) announced today that Apogee Enterprises’ Independent Chair Donald A. Nolan has been appointed as the Company’s Chief Executive Officer, effective October 31, 2025. Mr. Nolan succeeds Ty R. Silberhorn, who departs from his role as Chief Executive Officer and as a member of the Board as of October 31, 2025. In connection with his appointment as Chief Executive Officer, Mr. Nolan will become Executive Chair of the Board. Board member Patricia K. Wagner has been appointed the Company’s Independent Lead Director. The Board of Directors will immediately begin the process of evaluating internal and external CEO succession candidates. “On behalf of the Board, I want to extend our sincere gratitude to Ty for his leadership and dedication throughout his tenure,” said Mr. Nolan. Mr. Silberhorn commented, “It has been an honor and privilege to lead Apogee for nearly five years. I am proud of the progress the Company has made and look forward to continued long-term success for Apogee.” Mr. Nolan brings decades of leadership experience, a deep understanding of the Company, and a demonstrated ability to build high-performing businesses. He joined Apogee’s Board in 2013 and was named Chairman in 2020. He served as the Chief Executive Officer of Kennametal Inc., from 2014 to 2016, and was President of the Materials Group for Avery Dennison Corporation from 2008 to 2014. In addition, Mr. Nolan has served as a director for a number of privately held growth-oriented companies. “I’m excited to continue fostering a growth-oriented culture at Apogee and confident in our ability to unlock strategic opportunities that can drive long-term value creation for shareholders,” added Mr. Nolan. “We will remain focused on delivering exceptional performance for our customers and employees.” The Company is reaffirming its fiscal 2026 outlook for net sales of $1.39 billion to $1.42 billion and adjusted diluted EPS of $3.60 to $3.90. About Apogee Enterprises, Inc. Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. For more information, visit www.apog.com. Forward-Looking Statements This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements.” These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are subject to significant risks that could cause actual results to differ materially from the expectations reflected in the forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2025, and in subsequent filings with the U.S. Securities and Exchange Commission. View source version on businesswire.com: https://www.businesswire.com/news/home/20251031941651/en/ Jeremy Steffan Vice President, Investor Relations & Communications 952.346.3502 ir@apog.com Source: Apogee Enterprises, Inc. EXHIBIT 99.1